Exhibit 99.1

CKX’S 19 ENTERTAINMENT ANNOUNCES NEW PARTNERSHIP WITH RYAN SEACREST

New York, July 13th 2009 — 19 Entertainment, a wholly owned subsidiary of CKX, Inc (Nasdaq: CKXE), today announces a new partnership with Ryan Seacrest. The award-winning television and radio host, successful producer and entrepreneur has committed to a new, long-term agreement that secures his availability as Host of the No.1 rated TV show American Idol through 2012.

The partnership will provide the opportunity for Mr. Seacrest and his wholly owned Ryan Seacrest Productions banner (RSP) to work together with American Idol creator Simon Fuller on new entertainment endeavors. These new projects will be in addition to both of their continuing commitments to American Idol.

Ryan Seacrest commented: “I’m truly appreciative of being part of a show that has had such an enormous impact on popular culture across all ages. I look forward to expanding the relationship with Simon Fuller and Bob Sillerman who share the same visionary approach to entertainment media that I strive for with every project.”

Simon Fuller, creator of American Idol and Chief Executive Officer of 19 Entertainment comments: “I am looking forward very much to collaborating with Ryan on some new ideas. Ryan is an essential ingredient to American Idol’s success and I am so happy that we will continue our relationship beyond Idol into the future. Ryan is without doubt one of American television’s most talented stars.”

Robert F.X Sillerman, the Chairman and Chief Executive Officer of CKX added: “Ryan Seacrest is a unique talent, who has proven to be an integral element of the success of Idol. With this transaction we not only guarantee Ryan’s participation in Idol, but also align ourselves with one of the most energetic and professional new talents to have come along in years. We fully expect this to be just the first of many collaborations with Ryan.”

Notes to editors:

About Simon Fuller’s 19 Entertainment

Simon Fuller’s 19 Entertainment, a division of CKX, is one of the most successful entertainment organizations in the world having created and produced hit television properties including American Idol and So You Think You Can Dance, and with its relationships and partnerships with some of the biggest names in sports, music and fashion, including David Beckham, Victoria Beckham, Carrie Underwood, Kelly Clarkson, Daughtry, Claudia Schiffer, Roland Mouret and world tennis No.3, Andy Murray.

About CKX, Inc

CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, CKX has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around

About Ryan Seacrest:

With his thriving broadcasting career and multiple ventures in media Ryan Seacrest is at the forefront of entertainment media. While hosting and producing multiple television and radio programs, building his Ryan Seacrest Productions banner (RSP) into a viable entity creating content for all media platforms and a myriad of brand ventures, Seacrest is redefining what it means to be an entrepreneur and a quadruple threat in Hollywood.  Seacrest was honored when he was nominated for an Emmy award in the latest category, “Outstanding Host for a Reality or Reality-Competition Program” for his work on “American Idol.” Seacrest was also added to the list of greats who have hosted the prestigious Emmy awards in both 2007 and 2008.  Seacrest now holds preeminent positions in the worlds of broadcast television, nationally syndicated radio, local radio and cable. He is already celebrated internationally as host of the top-rated primetime talent showcase “American Idol” and the world’s most popular radio countdown show,  “American Top 40,” as well as his market-topping #1 nationally syndicated LA morning drive-time radio show for Clear Channel’s 102.7 KIIS-FM. Additionally, Seacrest executive produces and co-hosts “Dick Clark’s New Year’s Rockin’ Eve with Ryan Seacrest,” which, has spiked networks ratings and consistently won the night for viewership since his involvement with the show.

About RSP:

Seacrest’s RSP has quickly established itself as a full fledged production entity, with numerous pilots, series and specials in production and development. Seacrest’s latest project is a new reality show with famed British chef, Jamie Oliver, where Oliver transforms the unhealthiest cities in America. The show will premiere later this year on ABC. The highly rated show, “Denise Richards: It’s Complicated,” which debuted to record numbers on E! is back for its second season this summer. RSP has recently wrapped the third season of their hit E! series “Keeping Up With The Kardashians,” which aired in spring 2009. The series, which follows the lives of Hollywood socialite Kim Kardashian and her outrageous blended family, continues to be one of the highest rated series on the network. “Keeping Up with the Kardashians” producers RSP and Bunim-Murray Productions are also presenting a new half-hour series, “Kourtney and Khloe in Miami” to premiere in August 2009.

19 Entertainment contact — Julian Henry phone +44 207 801 1919

CKX, Inc. contact — Ed Tagliaferri phone 212 981 5182

RSP contact – Meredith O’Sullivan @ 42 West phone 424 901 8720